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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Carrols Restaurant Group Inc.
(Name of Issuer)
Common
(Title of Class of Securities)
14574X104
(CUSIP Number)
December 31, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☑ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	14574X104

1	NAMES OF REPORTING PERSONS Osterweis Capital Management, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		649,275

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		649,275

WITH:	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	649,275

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	n/a

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	3.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

Page 2 of 10 pages

CUSIP No.	14574X104

1	NAMES OF REPORTING PERSONS Osterweis Capital Management, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	California

	5	SOLE VOTING POWER

NUMBER OF		437,583

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		437,583

WITH:	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	437,583

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	n/a

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	2.0%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	IA

Page 3 of 10 pages

CUSIP No.	14574X104

1	NAMES OF REPORTING PERSONS John S. Osterweis

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
	(a) ☑
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		1,086,858

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		1,086,858

WITH:	8	SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,086,858

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

	n/a

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	5.04%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

	HC, IN

Page 4 of 10 pages

Item 1.
(a)	Name of Issuer

Carrols Restaurant Group Inc.

(b)	Address of Issuer’s Principal Executive Offices

968 James Street Syracuse, NY 13203
Item 2.
(a)	Name of Person Filing
(i)	Osterweis Capital Management, Inc.

(ii)	Osterweis Capital Management, LLC

(iii)	John S. Osterweis
(b)	Address of Principal Business office or, if None, Residence
(i)	One Maritime Plaza, Suite 800, San Francisco, CA 94111

(ii)	One Maritime Plaza, Suite 800, San Francisco, CA 94111

(iii)	One Maritime Plaza, Suite 800, San Francisco, CA 94111
(c)	Citizenship
(i)	CA Corporation

(ii)	CA Limited Liability Corporation

(iii)	U.S. Citizen
(d)	Title of Class Securities

Common

(e)	CUSIP Number

14574X104

Item 3.	If this statement is filed pursuant to Section 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Page 5 of 10 pages

(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐ Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).

(e)	☑ An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E).

(f)	☐ An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(ii)(F).

(g)	☑ A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☑ Group in accordance with Section 240.13d-1(b)(ii)(J).

Item 4.	Ownership
Common Stock:
(a)	Amount Beneficially Owned: 1,086,858

(b)	Percent of Class: 5.04%

(c)	Number of shares as to which the joint filers have:
(i)	sole power to vote or to direct the vote: 1,086,858

(ii)	shared power to vote or to direct the vote:

(iii)	sole power to dispose or to direct the disposition of: 1,086,858

(iv)	shared power to dispose of or to direct the disposition of:

Item 5.	Ownership of Five Percent or Less of a Class.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
n/a

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.
See Exhibit C

Page 6 of 10 pages

Item 8.	Identification and Classification of Members of the Group.
See Exhibit A

Item 9.	Notice of Dissolution of Group.
n/a

Item 10.	Certification:
(a)	The following certification shall be included if the statement is filed pursuant to Section 240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 9, 2009 Osterweis Capital Management, Inc.
/s/ John S. Osterweis
Signature
By: John S. Osterweis, President of Osterweis Capital Management, Inc.

Osterweis Capital Management, LLC
/s/ John S. Osterweis
Signature
By: John S. Osterweis, President of Osterweis Capital Management, LLC

/s/ John S. Osterweis
Signature
By: John S. Osterweis, Control Person of Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC

Page 7 of 10 pages

EXHIBIT A
Identification and Classification of Members of the Group
Pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified and classified as follows:

Name	Classification

Osterweis Capital Management Inc.	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

John S. Osterweis	Parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

Page 8 of 10 pages

EXHIBIT B
Joint Filing Agreement Pursuant to Rule 13d-1
This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the “Act”) by and among the parties listed below, each referred to herein as a “Joint Filer.” The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated: February 9, 2009
Osterweis Capital Management, Inc.
/s/ John S. Osterweis
Signature
By: John S. Osterweis, President of Osterweis Capital Management, Inc.

Osterweis Capital Management, LLC
/s/ John S. Osterweis
Signature
By: John S. Osterweis, President of Osterweis Capital Management, LLC

/s/ John S. Osterweis
Signature
By: John S. Osterweis, Control Person of Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC

Page 9 of 10 pages

EXHIBIT C
Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Identity	Classification

Osterweis Capital Management Inc.	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

Osterweis Capital Management LLC	Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

Page 10 of 10 pages